Exhibit 99.1

PRESS RELEASE

AUBURN NATIONAL BANCORPORATION, INC. ANNOUNCES EARNINGS

AUBURN, Alabama, July 18, 2006 – Auburn National Bancorporation, Inc. (the “Company”) reported net income of approximately $1.73 million or $0.46 per share for the second quarter of 2006, compared to approximately $1.53 million, or $0.40 per share, for the second quarter of 2005. This represents an increase of 13% over the same period last year. The Company’s net income for the six months ended June 30, 2006 was $3.4 million, or $0.89 per share, compared to $3.1 million, or $0.81 per share for the same period last year.

Results for the three months ended June 30, 2006, reflect a provision for loan losses of $105 thousand compared to $150 thousand for the same period last year. In addition, results for the six months ended June 30, 2006, reflect a provision for loan losses of $210 thousand compared to $300 thousand for the same period last year. The current allowance for loan losses is $4.0 million, or 1.35% of total loans outstanding at June 30, 2006, compared to $3.8 million or 1.36% of total loans outstanding at December 31, 2005.

Auburn National Bancorporation, Inc. is the parent company of AuburnBank with total assets of approximately $650 million. The common stock of the company trades on Nasdaq SmallCap Market under the symbol of “AUBN.”

For additional information, contact E.L. Spencer, Jr. at (334) 821-9200.